Exhibit 10.2

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and Release (“Agreement”) is made and entered into this 30th day of June 2006, by and between THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ALABAMA, a public corporation and one of its divisions, THE UNIVERSITY OF ALABAMA IN HUNTSVILLE (collectively “UAH”), on the one hand, and NEKTAR THERAPEUTICS AL, CORPORATION and NEKTAR THERAPEUTICS (collectively “NEKTAR”) and J. MILTON HARRIS (“HARRIS”), on the other hand.

RECITALS

A. WHEREAS, on July 14, 2005, UAH filed a Complaint against NEKTAR in the United States District Court for the Northern District of Alabama entitled The Board of Trustees of the University of Alabama, a public corporation, v. Nektar Therapeutics AL, Corporation and Nektar Therapeutics, Civil Action No. 05-cv-01514-JEO (collectively, including amendments, “The Litigation”), asserting, inter alia, claims under contract, tort, conversion, and patent infringement theories and seeking, inter alia, a judicial declaration of ownership of United States Patent No. 5,252,714 (“the 714 Patent”), as more fully set forth in the pleadings on file in this matter;

B. WHEREAS, on August 3, 2005, UAH amended its Complaint to add HARRIS as an individual defendant and to assert, inter alia, additional claims against HARRIS and NEKTAR under theories of fraud, breach of contract, breach of fiduciary duties, patent infringement, and conversion, and seeking a declaratory judgment on any patents not assigned to UAH, as more fully set forth in the pleadings on file in this matter;

C. WHEREAS, the said complaint and amended complaint were subsequently amended on two occasions and additional claims were asserted against NEKTAR and HARRIS, as more fully set forth in the pleadings on file in this matter;

D. WHEREAS, Nektar Therapeutics AL, Corporation filed a counterclaim against UAH on November 7, 2005, seeking recovery under various tort theories for royalty payments wrongfully made to UAH, as more fully set forth in the pleadings on file in this matter;

E. WHEREAS, UAH, on the one hand, and NEKTAR and HARRIS, on the other hand, each expressly deny any wrongdoing or liability for the matters alleged against them, and neither party admits guilt or liability toward the other party;

F. WHEREAS, the Parties now desire to settle all claims asserted one against the other in The Litigation and to fully and finally satisfy and resolve any and all disputes between them, without further litigation, expense, delay, or inconvenience.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Initial Payment: On or before July 5, 2006, NEKTAR and HARRIS will pay to UAH the sum of $15,000,000.00 (FIFTEEN MILLION DOLLARS) (the “Initial Payment”). NEKTAR and HARRIS will make the Initial Payment to UAH by electronic funds transfer pursuant to written instructions to be provided to Augusta S. Dowd (“Dowd”), counsel for NEKTAR, or her successor or designee, by Stancil Starnes (“Starnes”), counsel for UAH, or by his successor or designee.

2. Installment Payments: Beginning July 1, 2007, and for the next nine (9) consecutive years thereafter, to conclude on July 1, 2016, NEKTAR shall pay to UAH the sum of $1,000,000.00 (ONE MILLION DOLLARS) per year for each year of the said ten (10) year period (“Installment Payments”). NEKTAR shall make the Installment Payments by electronic funds transfer pursuant to written instructions to be provided to Dowd by Starnes. Harris shall have no obligation or responsibility to make any payment of the Installment Payments to UAH. Full responsibility for payment of the Installment Payments shall be solely that of NEKTAR.

3. Default of Installment Payments: If NEKTAR fails to pay any of the Installment Payments by the deadline of July 1st as required in paragraph 2, then UAH shall provide reasonable written notice to NEKTAR of NEKTAR’s default, sent to the attention of the office of the General Counsel of Nektar Therapeutics (150 Industrial Road, San Carlos, CA 94070), with a copy to the Chief Financial Officer of Nektar Therapeutics (150 Industrial Road, San Carlos, CA 94070), following the receipt of which NEKTAR shall have five (5) business days in which to cure the default. Should NEKTAR fail to cure the default within such five business day period, then the unpaid balance of the Installment Payments will become due immediately. In addition, should NEKTAR fail to pay any of the Installment Payments by the deadline of July 1st as set forth in paragraph 2, and fail to cure such default as provided herein, the license described in paragraph 11 will be terminated and NEKTAR will lose any and all rights to the use of United States Patent No. 5,252,714 (entitled “Preparation and Use of Polyethylene Glycol Propionaldehyde”) (the “714 Patent”).

4. Security: If the cash, cash equivalents and investments1, as recorded on the quarterly financial statements of Nektar Therapeutics falls below $150,000,000.00 (ONE HUNDRED FIFTY MILLION DOLLARS) in any quarter, or is reasonably likely to fall below $150,000,000.00 (ONE HUNDRED FIFTY MILLION DOLLARS) in the next quarter based on the quarterly financial statements of Nektar Therapeutics, then upon the written request of UAH directed to the attention of the office of the General Counsel of Nektar Therapeutics (150 Industrial Road, San Carlos, CA 94070) with a copy to the Chief Financial Officer of Nektar Therapeutics (150 Industrial Road, San Carlos, CA 94070), Nektar Therapeutics shall provide a letter of credit in favor of UAH in the amount of $1,000,000.00 (ONE MILLION DOLLARS) from a federally chartered bank. The $1,000,000.00 (ONE MILLION DOLLAR) letter of credit shall be renewed annually unless and until the cash, cash equivalents and investments of Nektar Therapeutics, as reflected on the quarterly financial statements of Nektar Therapeutics, shall exceed $150,000,000.00 (ONE HUNDRED FIFTY MILLION DOLLARS). In addition, should the cash, cash equivalents and investments of Nektar Therapeutics as stated in the quarterly financial statements of Nektar Therapeutics fall below $75,000,000.00 (SEVENTY -FIVE MILLION DOLLARS) in any given quarter, UAH shall have the right to demand that Nektar escrow the remaining balance owed on the Installment Payments in a federally chartered bank for the exclusive benefit of UAH; provided, however, that UAH shall first provide written notice to Nektar Therapeutics sent to the attention of the office of the General Counsel of Nektar Therapeutics, with a copy to the Chief Financial Officer of Nektar Therapeutics, of the deficiency in the cash, cash equivalents and investments and UAH shall allow Nektar

[1]	For purposes of this Agreement, the term “cash, cash equivalents and investments” shall mean all highly liquid investments with a maturity at the date of purchase of three months or less, and shall include demand deposits held in banks, interest bearing money market funds, commercial paper, federal and municipal government securities, and repurchase agreements.

Therapeutics fourteen (14) business days after such written notice in which to cure the deficiency or the remaining balance on the Installment Payments shall be escrowed by Nektar in a federally chartered bank for the exclusive benefit of UAH and the remaining Installment Payments shall be paid to UAH from these escrowed funds as they become due under paragraph 2.

5. Use of Settlement Proceeds: One of the major considerations that led Defendants to agree to settle this matter is the desire and hope that UAH will utilize the settlement proceeds to advance UAH’s educational mission by providing a stable source of financial support to endowment beneficiaries and money for scholarships that promote Chemistry, Biology and Biotechnology programs.

In an effort to attempt to amicably further a reconciliation of the Parties’ relationships, representatives of UAH will meet with Defendants’ representatives within thirty (30) days from the completion of this settlement at an agreed-upon date, place and time to consider specific suggestions by Defendants for the use of the funds.

UAH reserves the right to use the settlement proceeds in any manner it deems appropriate consistent with the rules and policies of the Board of Trustees of the University of Alabama. It currently plans, subject to any legal restrictions or prior contractual or policy obligations, to apply the funds towards its endowment and to fund scholarships for the entire campus, including Chemistry, Biology and Biotechnology programs.

6. Satisfaction of Claims: HARRIS’ payment to UAH as set forth in Paragraph 1 and NEKTAR’s payments to UAH as set forth in Paragraphs 1 and 2 above represent full and complete satisfaction of UAH’s claims against NEKTAR and HARRIS and against NEKTAR’s and HARRIS’ past, present and future officers, directors, trustees, agents, attorneys, affiliates, consultants, employers, employees, heirs, successors, assigns, departments, operating units and other representatives, and the successors and assigns thereof. UAH’s acceptance of the settlement amount, which reflected and accounted for NEKTAR’s counterclaims against UAH, also represents full and complete satisfaction of NEKTAR’s claims against UAH and against UAH’S past, present and future officers, directors, trustees, agents, attorneys, affiliates, consultants, employers, employees, heirs, successors, assigns, departments, operating units and other representatives, and the successors and assigns thereof.

7. Dismissal of The Litigation: Upon receipt of the Initial Payment referenced in Paragraph 1 above, counsel for the Parties shall file a Stipulation and Order of Dismissal in the form attached hereto as Exhibit “A”, dismissing The Litigation with prejudice, each party to bear its own costs and attorneys’ fees. The United States District Court for the Northern District of Alabama, Northeastern Division, shall retain jurisdiction for the enforcement of the Settlement Agreement and Releases.

8. UAH’s Full Release of NEKTAR and HARRIS: UAH, for itself, its past, present, and future officers, directors, trustees, employees, agents, attorneys, affiliates, consultants, departments, operating units, and other representatives, and their successors and assigns, hereby releases and forever discharges NEKTAR and HARRIS and all of their past, present and future officers, directors, trustees, employers, employees, heirs, successors, assigns, agents, attorneys, affiliates, consultants, departments, operating units, and all other representatives and their successors and assigns, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected (collectively referred to herein as the “Claim” or “Claims”) under federal, state or other law, whether the same be based upon statute, contract, tort, or other basis, including but not limited to: (i) those Claims asserted and those which could have been asserted in The Litigation; (ii) any and all Claims arising from or relating to HARRIS’ employment, past employment or separation from employment, with UAH; (iii) any and all Claims arising from UAH’s patent policy, faculty handbook or any other guideline, policy, procedure, obligation, term or condition of HARRIS’ employment; (iv) any and all claims arising from or relating to the License Agreement entered between UAH and Shearwater Polymers, Inc. and any amendment or revision thereto; (v) any and all claims related to U.S. Patent No. 5,252,714; (vi) any and all Claims arising from, or relating to, any facts that occurred up to the time UAH executes this Agreement; (vii) any and all Claims to the purchase price, or any components of the purchase price paid by Nektar Therapeutics for Shearwater Corporation or any successor entity to Shearwater Corporation; (viii) any and all Claims relating to HARRIS’ work at UAH, Shearwater Corporation, Shearwater Polymers, Inc., Nektar Therapeutics AL, Corp. or any successor entity or assign thereof or any future employer of HARRIS; (ix) any Claims of ownership, title, right or interest of any sort whatsoever, to any past, present or future patent application, patent, technology, discovery, invention, trade secret, proprietary information, research and development, concepts, or intellectual property of any type, nature, or description whatsoever, owned, assigned or claimed by NEKTAR and/or HARRIS or their past, present and future officers, directors, trustees, employers, employees, agents, attorneys, affiliates, consultants, departments, operating units, and all other representatives and their successors and assigns. UAH agrees not to file any claim or lawsuit against any party asserting any Claims released in this Agreement and irrevocably and unconditionally waives and releases any and all rights to recovery or relief arising from any Claims that are released in this Paragraph.

9. NEKTAR and HARRIS’ Full Release of UAH: NEKTAR and HARRIS, for themselves, their past, present, and future officers, directors, trustees, employees, agents, attorneys, affiliates, consultants, departments, operating units, and other representatives, and their successors and assigns, hereby releases and forever discharges UAH and all of its past, present and future officers, directors, trustees, employers, employees, heirs, successors, assigns, agents, attorneys, affiliates, consultants, departments, operating units, and all other representatives and their successors and assigns, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected (collectively referred to herein as the “Claim” or “Claims”) under federal, state or other law, whether the same be based upon statute, contract, tort, or other basis, including but not limited to: (i) those Claims asserted and those which could have been asserted in The Litigation; (ii) any and all Claims arising from or relating to HARRIS’ employment, past employment or separation from employment, with UAH; (iii) any and all Claims arising from UAH’s patent policy, faculty handbook or any other guideline, policy, procedure, obligation, term or condition of HARRIS’ employment; (iv) any and all claims arising from or relating to the License Agreement entered between UAH and Shearwater Polymers, Inc. and any amendment or revision thereto; (v) any and all claims related to U.S. Patent No. 5,252,714; (vi) any and all Claims arising from, or relating to, any facts that occurred up to the time the Parties execute this Agreement; (vii) any and all Claims to the purchase price, or any components of the purchase price paid by Nektar Therapeutics for Shearwater Corporation or any successor entity to Shearwater Corporation; (viii) any and all Claims relating to HARRIS’ work at UAH, Shearwater Corporation, Shearwater Polymers, Inc., Nektar Therapeutics AL, Corp. or any

successor entity or assign thereof or any future employer of HARRIS; (ix) any Claims of ownership, title, right or interest of any sort whatsoever, to any past, present or future patent application, patent, technology, discovery, invention, trade secret, proprietary information, research and development, concepts, or intellectual property of any type, nature, or description whatsoever, owned, assigned or claimed by NEKTAR and/or HARRIS or their past, present and future officers, directors, trustees, employers, employees, agents, attorneys, affiliates, consultants, departments, operating units, and all other representatives and their successors and assigns. NEKTAR and HARRIS agree not to file any claim or lawsuit against any party asserting any Claims released in this Agreement and irrevocably and unconditionally waives and releases any and all rights to recovery or relief arising from any Claims that are released in this Paragraph.

10. Termination of 1993 License Agreement: As a condition to this settlement NEKTAR insists the parties agree that there has been no default or breach of any of the obligations of the 1993 License Agreement. Therefore, the parties further agree as follows:

The License Agreement between UAH and Shearwater Polymers, Inc. (“Shearwater”) dated June 17, 1993 (the “1993 License Agreement”) is hereby terminated in its entirety and, notwithstanding anything to the contrary in the 1993 License Agreement, any and all rights, obligations and liabilities of UAH and Shearwater under the 1993 License Agreement are hereby extinguished in their entirety. UAH hereby affirms that neither Nektar nor any of its affiliates or their respective employees or agents, is in default or in breach of any of the obligations of Shearwater under the 1993 License Agreement, nor has Shearwater or Nektar or any of their affiliates or their respective employees or agents ever defaulted or committed a breach of any of the obligations of Shearwater under the 1993 License Agreement. Accordingly, UAH acknowledges and agrees that neither Nektar nor any of its affiliates or their respective employees or agents, owes to UAH any royalties or other payments of any kind whatsoever under the 1993 License Agreement, the 714 patent, or the new license agreement described in Paragraph 11 below. UAH further agrees that it shall be solely responsible for any and all payments of any kind whatsoever owed by UAH to Dr. M. R. Sedeghat-Herati arising from or relating to the 714 Patent, the 1993 License Agreement, or the new license agreement described in Paragraph 11 below or this Agreement.

11. Grant of New License Agreement: Concurrently with the termination of the License Agreement, UAH hereby grants to Nektar a fully paid up, royalty-free, worldwide, assignable, transferable, sole and exclusive (even as to UAH) license, with the right to grant and authorize sublicenses, under United States Patent No. 5,252,714 (entitled “Preparation and Use of Polyethylene Glycol Propionaldehyde”) (the “714 Patent”), to make, have made, use, sell, offer for sale, import and offer to import products. Moreover, with the grant of such license, UAH acknowledges and agrees that Nektar has the right to grant a sublicense to Amgen, Inc. under the 714 Patent, to make, have made, use, sell, offer for sale, import and offer to import products. In addition to the grant of a sublicense by Nektar to Amgen, Inc., Nektar has the right to grant further sublicenses under the 714 Patent, to make, have made, use, sell, offer for sale, import and offer to import products, without the approval or consent of UAH, and without the payment of any royalties or any duty of accounting to UAH, even if any sublicensees pay royalties, manufacturing revenues or other amounts to Nektar.

12. Taxes, Interest or Penalties: UAH shall be solely responsible for the payment of any and all applicable federal and state or other taxes, interest or penalties that are owed by UAH for any payments made to UAH under this Agreement.

13. Non-Disparagement: Each Party agrees that its executive officers and directors will not denigrate, disparage or discredit the other party; provided, however, that no casual, unintentional or inadvertent failure to comply with the provisions of this paragraph shall be deemed a breach or default under this Agreement.

14. Public Disclosure: The Parties agree that they will coordinate efforts to insure that any initial public pronouncement, public statement, press release, or disclosure, including information disseminated to the press regarding or relating to The Litigation or this Agreement, is the result of a joint and collaborative effort between the Parties and agreed to in writing by UAH and Nektar Therapeutics; provided, however, that the Parties may make disclosures without the consent of any other Party as required by law, rule or regulation including as required under the rules of any stock exchange and in its filings with the SEC.

15. Survivability: This Agreement shall be binding on all successors of NEKTAR, HARRIS, and UAH.

16. Compromise of Disputed Claims: The Parties acknowledge and agree that this Agreement is in compromise and settlement of all disputes between them and that nothing contained in this Agreement constitutes or will be treated as an admission of liability or wrongdoing by any party.

17. Voluntary and Independent Execution: The Parties acknowledge that they have read this Agreement, have had the opportunity to confer with an attorney prior to executing the Agreement, understand the terms recited in this Agreement, and execute this Agreement voluntarily, willingly, and without coercion.

18. Legal Authority to Execute: The Parties and the individuals signing on their behalf expressly warrant that each of the undersigned individuals has the right, power, legal capacity, and authority to enter into this Agreement on behalf of each of them and to bind the Parties.

19. Alabama Law Governs: This Agreement shall be governed by and construed in accordance with the laws of Alabama, without regard to choice of law principles.

20. Alabama Forum Selection Clause: Any action arising from or related to this agreement shall be filed in the state or federal courts of Madison County, Alabama or, if required by law, with the Board of Adjustment of the State of Alabama.

21. Immunity: Nothing in this agreement should be construed as a waiver of any immunity enjoyed by the University and its employees, agents and assignees.

22. Severability: Should any of the non-material provisions of this Agreement be declared or be determined by any court to be illegal, void, invalid, or unenforceable by a court of competent jurisdiction, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. It is the intention of the Parties hereto that if any term or provision of this Agreement is capable of two constructions, one of which would render the term or provision void and the other of which would render the term or provision valid, then the term or provision shall have the meaning that renders it valid.

23. Entire Agreement: This Agreement (including Exhibit A attached hereto) set forth the entire agreement and understanding between the Parties on the subject matter hereof, and supersede all prior discussions and negotiations between them. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their respective heirs, administrators, beneficiaries, representatives, executors, successors, and assigns. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the Parties affected thereby, and such amendment shall be binding upon their respective heirs, administrators, beneficiaries, executors, successors, and assigns. Neither one or more waivers by one or more of the Parties of a breach of, or a default under, any of the provisions of the Agreement, nor one or more failures of one or more of the Parties to enforce any of the provisions of the Agreement, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights, or privileges under the Agreement.

24. Termination of Relationship: The Parties agree and acknowledge that this Agreement shall terminate all relationships, affiliations, agreements, obligations and understandings existing up to the time of execution of this Agreement between UAH, on the one hand, and NEKTAR and/or HARRIS, on the other hand, except for the Shearwater Scholarship for UAH Academic Excellence in Chemistry and the Shearwater Corporation Biotechnology Fellowships.

25. Counterparts: This Agreement may be executed by the Parties in one or more counterparts, and may be executed on telefaxed copies, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This document shall have no force and effect until and unless signed by all parties listed below.

26. Return of Confidential Documents: Within thirty (30) days of the electronic transfer of the Initial Payment to Starnes, each party shall either: (a) destroy all confidential documents by any other party and shall so certify the fact of such destruction to counsel for the other parties; or (b) shall return all confidential documents to counsel for the producing party.

27. Captions: The captions or headings in this Agreement are made for convenience and general reference only, and shall not be constructed to describe, define or limit the scope or intent of the provisions of this Agreement.

28. Necessary Action: Each party shall perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as manifested by their signatures below on this 30th day of June, 2006.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL

RELEASE INCLUDE A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

/s/ Ralph H. Smith
THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ALABAMA
BY:	RALPH H. SMITH
ITS:	GENERAL COUNSEL

/s/ FRANK FRANZ
THE UNIVERSITY OF ALABAMA IN HUNTSVILLE
BY:	FRANK FRANZ
ITS:	PRESIDENT

/s/ Nevan Elam
NEKTAR THERAPEUTICS AL, CORPORATION
BY:	NEVAN ELAM
ITS:	GENERAL COUNSEL

/s/ Nevan Elam
NEKTAR THERAPEUTICS
BY:	NEVAN ELAM
ITS:	GENERAL COUNSEL

/s/ J. Milton Harris
J. MILTON HARRIS

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